Exhibit (b)(6)

INVESTMENT TRUST

SCUDDER CASH INVESTMENT TRUST

SCUDDER FUNDS TRUST

SCUDDER INCOME TRUST

SCUDDER MONEY MARKET TRUST

SCUDDER MUNICIPAL TRUST

SCUDDER PATHWAY SERIES

SCUDDER PORTFOLIO TRUST

SCUDDER SECURITIES TRUST

SCUDDER STATE TAX FREE TRUST

SCUDDER TAX FREE MONEY FUND

SCUDDER TAX FREE TRUST

SCUDDER U.S. TREASURY MONEY FUND

SCUDDER VARIABLE SERIES I

VALUE EQUITY TRUST

Certificate of Secretary

I, John Millette, do hereby certify that I am the Secretary of the trusts listed above (the “Funds”), and that as such, I am authorized to execute this Certificate on behalf of each Fund and its series, as applicable. I further certify that:

1.	The following is a complete and correct copy of a resolution duly adopted by the duly elected Members of the Board of the Funds at a meeting duly called, convened and held on October 14, 2003, at which a quorum was present and acting throughout, and that such resolution has not been amended and is in full force and effect.

RESOLVED, that officers of the Fund, with the advice of counsel, be and they hereby are, and each hereby is, authorized to amend the By-Laws of the Fund to reflect that the Board may designate an individual other than the Fund’s President as the chief executive officer of the Fund.

2.	Attached as Exhibit A are true, complete and correct copies of the amendments to Article VI, Section 4 of the By-Laws of the Funds, as amended, effective as of October 14, 2003.

IN WITNESS WHEREOF, I hereunto set my hand this 9th day of January 2004.

John Millette Secretary

EXHIBIT A

Section 4a . Powers and Duties of Chief Executive Officer. The Chief Executive Officer shall, in the absence of the Chairman, preside at all meetings of the shareholders and the Trustees. The Chief Executive Officer shall perform such other duties as the Board of Trustees shall from time to time prescribe. The Chief Executive Officer shall be the principal executive officer, with all duties and responsibilities theretofore designated. Except in those instances in which the authority to execute is expressly delegated to another officer or agent of the Trust or a different mode of execution is expressly prescribed by the Trustees or these Bylaws or where otherwise required by law, the Chief Executive Officer may execute any documents or instruments which the Board has authorized to be executed or the execution of which is in the ordinary course of the Trust’s business. The Chief Executive Officer shall have such other powers and duties, as from time to time may be conferred upon or assigned to him/her by the Trustees.

Section 4b. Powers and Duties of the President. The President shall, in the absence of the Chairman and Chief Executive Officer, preside at all meetings of shareholders and Trustees. The President may call meetings of the Trustees and of any Committee thereof when he deems it necessary. Subject to the control of the Trustees and to the control of any Committees of the Trustees, within their respective spheres, as provided by the Trustees, he shall at all times exercise a general supervision and direction over the daily affairs of the Trust. The President shall have the power to employ attorneys and counsel for the Trust and to employ such subordinate officers, agents, clerks and employees as he may find necessary to transact the business of the Trust. The President shall have the power to sign all certificates for shares of beneficial interest. The President shall also have the power to grant, issue, execute or sign such powers of attorney, proxies or other documents as may be deemed advisable or necessary in furtherance of the interests of the Trust. The President shall have such other powers and duties, as from time to time may be conferred upon or assigned to him by the Trustees.